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Exhibit 99-2N

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement No. 333-91129 of CypressTree Senior Floating Rate Fund, Inc. on Form N-2 of the Cypress Tree Senior Floating Rate Fund, Inc. of our report dated February 22, 2000 appearing in the annual report to shareholders for the year ended December 31, 1999 and to the references to us under the heading "Financial Highlights" in the Prospectus and "Auditors and Financial Statements" in the Statement of Additional Information both of which are part of the Registration Statement.

                                                /s/ DELOITTE & TOUCHE LLP

April 26, 2000
Boston, Massachusetts